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Exhibit 23.1


                         Consent of Independent Auditors


The Board of Directors
The Multicare Companies, Inc.:

We consent to incorporation by reference in the September 30, 1999 annual report on Form 10-K of Genesis Health Ventures, Inc. of our reports dated December 1, 1999 with respect to the consolidated balance sheets of The Multicare Companies, Inc. and subsidiaries as of September 30, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows and the consolidated financial statement schedule for the years ended September 30, 1999 and 1998 and the nine month period ended September 30, 1997, which reports appear in the 1999 annual report on Form 10-K of The Multicare Companies, Inc.

                                                 KPMG LLP

Philadelphia, Pennsylvania
December 29, 1999